Exhibit 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Mexican Restaurants, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheet of Mexican Restaurants, Inc. and subsidiaries (the “Company”) as of January 1, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended January 1, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mexican Restaurants, Inc. and subsidiaries as of January 1, 2006, and the consolidated results of their operations and their cash flows for the year ended January 1, 2006, in conformity with accounting principles generally accepted in the United States of America.

UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

Houston, Texas
March 27, 2006